UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2007
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09764 (Commission File Number)	11-2534306 (IRS Employer Identification No.)
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 393-1101

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
General
     On October 26, 2007, the Board of Directors of Harman International Industries, Incorporated was increased from five to seven members. On that date, and upon the recommendation of the Nominating and Governance Committee of the Company’s Board of Directors, Dr. Harald Einsmann and Brian F. Carroll were appointed to serve as members of the Board of Directors. Dr. Einsmann’s and Mr. Carroll’s compensation for their services as directors will be consistent with that of the Company’s other non-management directors, as described in the Company’s proxy statement, filed with the SEC on October 29, 2007, under “The Board, Its Committees and Its Compensation — Director Compensation.”
Dr. Harald Einsmann
     Dr. Harald Einsmann serves in the class of directors the term of which will expire at the 2007 Annual Meeting of Stockholders, which will be held on December 17, 2007. He has been nominated for reelection to the Board at that meeting. Dr. Einsmann has not been, and is not expected to be, named to any committee of the Board at this time. There are no arrangements or understandings between Dr. Einsmann and any other person pursuant to which he was selected as a director. There are no transactions involving Dr. Einsmann that would be required to be reported under Item 404(a) of Regulation S-K.
Brian F. Carroll
     Brian F. Carroll serves in the class of directors the term of which will expire at the 2008 Annual Meeting of Stockholders. Mr. Carroll has not been, and is not expected to be, named to any committee of the Board at this time.
     Mr. Carroll is a member of KKR & Co. LLC, which serves as a general partner of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). On October 22, 2007, the Company entered into an agreement terminating its merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, the Company, KKR and affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, the Company issued $400.0 million of its 1.25% Convertible Senior Notes due 2012, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. The Company also agreed to provide KKR registration rights with respect to the notes purchased in the transaction and the Company’s Common Stock into which the notes may be converted.
     Further, in connection with the note purchase, KKR has the right to designate a nominee to the Company’s Board of Directors, for the Board’s consideration, which designee must be qualified and suitable to serve under all applicable Company policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Sandra B. Robinson
Sandra B. Robinson
Vice President -- Financial Operations and Chief Accounting Officer

Date: October 30, 2007